CONSENT OF CHLUMSKY, ARMBRUST & MEYER LLC

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “Technical Report Update of Gas Hills Uranium Project Freemont and Natrona Counties, Wyoming, USA” dated March 22, 2013 (the “Technical Disclosure”), contained in the Annual Report on Form 10-K for the period ended December 31, 2015 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of our name in the 10-K and the S-3.

CHLUMSKY, ARMBRUST &
MEYER LLC

/s/ Michael J. Read
Name: Michael J. Read
Title: Principal Mine Engineer

Date: April 15, 2016